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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Genetronics Biomedical Corporation for the registration of 9,267,013 shares of its common stock to be filed on or about June 18, 2004 and to the incorporation by reference therein of our report dated March 10, 2004, with respect to the consolidated financial statements of Genetronics Biomedical Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

San Diego, CA
June 17, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM